UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: October 14, 2004
PG&E CORPORATION
(Exact Name of Registrant as specified in Charter)

California	1-2609	94-323914
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Market, Spear Tower, Suite 2400 San Francisco, CA	94105
(Address of principal executive offices)	(Zip code)

415-267-7000
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

A.  Settlement with National Energy & Gas Transmission, Inc.

               On October 14, 2004, the previously reported settlement agreement entered into among PG&E Corporation, its subsidiary, National Energy & Gas Transmission, Inc. (NEGT), various NEGT subsidiaries, and the official committee of unsecured creditors in NEGT’s bankruptcy case pending before the U.S. Bankruptcy Court for the District of Maryland, Greenbelt Division (Bankruptcy Court), to resolve certain tax-related litigation pending before the U.S. District Court for the District of Maryland (District Court) became effective.  On September 23, 2004, the Bankruptcy Court entered an order approving the settlement agreement and authorized NEGT and its debtor affiliates to execute and deliver the releases and other agreements required to implement the settlement.  This order became final and non-appealable on October 4, 2004.  On October 12, 2004, the parties (including the creditor committee appointed to represent the interests of NEGT’s senior noteholders, which is not a party to the settlement agreement) filed a stipulation dismissing the litigation with the District Court, which the District Court then entered as an order.

               Under the settlement agreement, PG&E Corporation has paid $30 million to NEGT and waived certain intercompany claims against NEGT and its debtor subsidiaries.  In addition, with certain limited exceptions, the parties have executed various mutual general releases of substantially all claims between them.  As previously reported, while the dispute was pending PG&E Corporation treated $361.5 million as restricted cash.  Now that the settlement has become effective, PG&E Corporation will no longer treat $361.5 million as restricted cash.

B.  Redemption of Senior Secured Notes; Stock Repurchases

               Under the terms of the indenture for PG&E Corporation’s $600 million Senior Secured Notes due 2008 (Notes), PG&E Corporation is prohibited from repurchasing shares except in limited circumstances such as the use of stock option exercise proceeds for this purpose.  Therefore, PG&E Corporation plans to redeem the Notes.  On October 14, 2004, PG&E Corporation notified the trustee of the Notes that PG&E Corporation would redeem the full $600 million aggregate principal amount of the Notes.  The redemption will occur upon the expiration of 30 days’ notice from the trustee to the noteholders, expected to occur by mid-November 2004.  Redemption of the Notes will require approximately $664.3 million of PG&E Corporation’s cash, which includes a redemption premium of approximately $50.5 million and $13.8 million of interest that has accrued since the last interest payment date.  PG&E Corporation also expects to begin to use stock option exercise proceeds to repurchase shares before the redemption.

               After the Notes are redeemed, PG&E Corporation, or one of its subsidiaries, is authorized to purchase, from time to time, but no later than December 31, 2005, through brokers and dealers on the New York Stock Exchange and/or the Pacific Exchange or in privately negotiated transactions, which may include accelerated or forward or similar stock purchases, additional shares of PG&E Corporation’s issued and outstanding common stock with an aggregate purchase price not to exceed $350 million.  This amount is in addition to the $1.2 billion that PG&E Corporation has previously estimated would be available for common stock dividends and repurchases (assuming that $1.8 billion of proceeds from the issuance of energy recovery bonds are available in 2005).

               This report contains forward-looking statements regarding anticipated cash flows in 2005 and management’s projected uses of cash in 2004 and 2005 including the anticipated payment of dividends and targeted stock repurchases.  These statements are based on current expectations and assumptions which management believes are reasonable and on information currently available to management but are necessarily subject to various risks and uncertainties.  Actual results could differ materially from those contemplated by the forward-looking statements.  Some of the factors that could cause future results to differ materially include:

  The timing and resolution of the petitions for review that were filed in the California Court of Appeal seeking review of (i) the CPUC's December 18, 2003 decision approving the settlement agreement entered into among the CPUC, PG&E Corporation and the Utility to resolve the Utility’s Chapter 11 case (Settlement Agreement), and (ii) the CPUC's March 16, 2004 denial of applications for rehearing of the December 18, 2003 decision;
  The timing and resolution of the pending appeals of the bankruptcy court's order confirming the Utility’s plan of reorganization under Chapter 11;
  Whether the conditions to securitizing the $2.21 billion after-tax regulatory asset established under the Settlement Agreement are met, and if so, the timing and amount of the securitization;
  Whether the CPUC approves the Utility's long-term electricity resource plan and adopts the Utility's related ratemaking proposals, whether the assumptions and forecasts underlying the long-term resource plan prove to be accurate, and the terms and conditions of the long-term resource commitments the Utility enters into in connection with its long-term resource plan;
  Unanticipated changes in operating expenses or capital expenditures affecting the Utility’s ability to earn its authorized rate of return;
  The level and volatility of wholesale electricity and natural gas prices and supplies, the Utility's ability to manage and respond to the levels and volatility successfully, and the extent to which the Utility is able to timely recover increased costs related to such volatility;
  The extent to which the Utility's residual net open position (i.e., that portion of the Utility's electricity customers' demand not satisfied by electricity that the Utility generates or has under contract, or by electricity provided under the California Department of Water Resources’ electricity contracts allocated to the Utility's customers) increases or decreases;
  The operation of the Utility's Diablo Canyon nuclear power plant which exposes the Utility to potentially significant environmental and capital expenditure outlays and;
  The impact of current and future ratemaking actions of the CPUC, including the risk of material differences between forecasted costs used to determine rates and actual costs incurred;
  The extent to which the CPUC or the Federal Energy Regulatory Commission delays or denies recovery of the Utility's costs from customers due to a regulatory determination that such costs were not reasonable or prudent or for other reasons resulting in write-offs of regulatory balancing accounts;
  How the CPUC administers the capital structure, stand-alone dividend and first priority conditions of the CPUC's decisions permitting the establishment of holding companies for California investor-owned electric utilities;
  The impact of future legislative or regulatory actions or policies;
  Increased competition;
  The outcome of pending litigation; and
  Other factors discussed in PG&E Corporation's SEC reports.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PG&E CORPORATION

By:	BRUCE R. WORTHINGTON
Bruce R. Worthington Senior Vice President and General Counsel

Dated:  October 14, 2004